UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): 9/9/2021

NMI Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36174	45-4914248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 Powell Street, 12th Floor, Emeryville, CA
(Address of Principal Executive Offices)
94608
(Zip Code)
(855) 530-6642
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	NMIH	Nasdaq
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2021, NMI Holdings, Inc. (the “Company”) announced that the Board of Directors (the “Board”) of the Company has appointed Adam Pollitzer, the Company’s current Executive Vice President and Chief Financial Officer, to become its President and Chief Executive Officer and a member of the Board, effective January 1, 2022. Claudia J. Merkle, the Company’s Chief Executive Officer and a member of the Board, will depart from both positions on December 31, 2021.

In connection with his appointment as President and Chief Executive Officer, on September 9, 2021, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Pollitzer that will become effective on January 1, 2022. The Letter Agreement provides that Mr. Pollitzer will receive an annual base salary of $800,000 and a target annual bonus opportunity of 150% of his base salary. He will participate in the Company’s executive cash allowance program at a level of $38,400 per year and will continue to participate in the Company’s Severance Benefit Plan at the level of “EVPs, President & CEO (without employment agreement)” in accordance with its terms (provided that he will also be eligible to receive benefits under such plan upon a termination by the Company without “cause” (as defined in the Letter Agreement)). In addition, Mr. Pollitzer’s existing participation agreement under the Company’s Amended and Restated Change in Control Severance Benefit Plan in accordance with its terms as previously disclosed will be amended to provide for a severance multiple of two times the sum of his annual base salary and target annual bonus and a lump sum cash payment equal to 24 months of COBRA premiums (less the active employee rate for such coverage).

On September 9, 2021, the Company also entered into a separation agreement with Ms. Merkle (the “Separation Agreement”). The Separation Agreement provides that, in addition to treating Ms. Merkle’s departure as a severance-qualifying termination of employment under the Company’s Severance Benefit Plan in accordance with its terms as previously disclosed, she will be eligible to receive (1) a short-term incentive program payment in respect of the 2021 fiscal year, based on the Company’s actual achievement of the applicable performance metrics for such year, (2) placement services, and (3) accelerated vesting of outstanding stock options and time-vesting restricted stock unit awards. Ms. Merkle’s outstanding performance-based restricted stock unit awards will also remain outstanding and eligible to vest based on actual achievement of the applicable performance metrics for the applicable performance periods. All benefits under the Separation Agreement are subject to Ms. Merkle’s compliance with the terms of the Separation Agreement (including certain restrictive covenants) and her (or her estate’s) execution and non-revocation of a release of claims against the Company.

Information with respect to Mr. Pollitzer required by Items 401(b) and 401(e) of Regulation S-K is contained in the Company’s Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Shareholders, filed on March 30, 2021, and is incorporated by reference into this Current Report on Form 8-K. Mr. Pollitzer does not have any family relationships with any of the Company’s directors or executive officers and is not party to any transactions listed in Item 404(a) of Regulation S-K. Further, no arrangement or understanding exists between Mr. Pollitzer and any other person pursuant to which Mr. Pollitzer was selected to be a member of the Board.
The foregoing summary of the Letter Agreement and the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement and the Separation Agreement, which are attached as Exhibits 10.1 and 10.2 and are incorporated by reference herein. A copy of the Company’s related press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 has been “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing or other document under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing or document.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated September 9, 2021, by and between Adam Pollitzer and the Company
10.2	Separation Agreement, dated September 9, 2021, by and between Claudia J. Merkle and the Company
99.1	NMI Holdings, Inc. Press Release, dated September 9, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMI Holdings, Inc.
(Registrant)

Date: September 9, 2021	By:	/s/ William J. Leatherberry
William J. Leatherberry
EVP, General Counsel

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